NEWS RELEASE ***FOR IMMEDIATE RELEASE***	**Contact:** **Transcontinental Realty Investors, Inc.** **Investors Relations** **(800) 400-6407** **investor.relations@pillarincome.com**

Transcontinental Realty Investors, Inc. Reports Third Quarter 2011 Results

DALLAS (November 14, 2011) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2011. TCI announced today that the Company reported, for the three months ended September 30, 2011, a net loss applicable to common shares of $1.0 million or $0.13 per diluted earnings per share, as compared to a net loss applicable to common shares of $9.2 million or $1.14 per diluted earnings per share for the same period ended 2010.

Rental and other property revenues were $31.3 million for the three months ended September 30, 2011. This represents an increase of $3.2 million, as compared to the prior period revenues of $28.1 million. The change, by segment, is an increase in the apartment portfolio of $3.8 million and a decrease in the commercial portfolio of $0.6 million. Within the apartment portfolio, there was an increase of $2.2 million due to the developed properties in the lease-up phase and an increase of $1.6 million in the same property portfolio. Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging approximately 95%. Within the commercial portfolio, the same properties decreased by $0.6 million. As a whole, the commercial portfolio decreased due to an increase in vacancy which we attribute to the current state of the economy. We have directed our efforts to apartment development and put some additional land projects on hold until the economic conditions turn around. We are also continuing to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Property operating expenses were $17.2 million for the three months ended September 30, 2011. This represents an increase of $1.1 million, as compared to the prior period operating expenses of $16.1 million. This change, by segment, is an increase in the apartment portfolio of $1.3 million and a decrease in the commercial portfolio of $0.2 million. Within the apartment portfolio, there was an increase of $1.2 million due to the developed properties in the lease-up phase and an increase of $0.1 million in the same properties. Within the commercial portfolio, the same properties decreased by $0.2 million. Overall, the Company has made strides to improve operating costs and efficiencies while still maintaining the same high-quality level of services provided to our residents.

General and administrative expenses were $2.8 million for the three months ended September 30, 2011. This represents an increase of $1.5 million, as compared to the prior period general and administrative expenses of $1.3 million. This change is primarily due to an increase in professional services and losses due to investment write offs in the current period related to potential deals not realized.

Mortgage and loan interest was $12.5 million for the three months ended September 30, 2011. This represents a decrease of $0.8 million, as compared to the prior period interest expense of $13.3 million. This change is primarily due to a decrease in the apartment portfolio of $0.5 million and a decrease in the land portfolio of $0.5 million. The decrease in the apartment portfolio is primarily due to loans that were refinanced in 2010 and 2011 at a lower interest rate. These lower rate mortgages have terms of 35-40 years. The decrease in the land portfolio is due to the overall reduction in the land owned and the proceeds from the sale of land were used to reduce lender obligations.

Gain on land sales increased for the three months ended September 30, 2011 as compared to the prior period. In the current period we sold 2,999.28 acres of land in six separate transactions for an aggregate sales price of $52.4 million and recorded a gain of $4.6 million. In the prior period, we sold 38.62 acres of land in four separate transactions for an aggregate sales price of $4.6 million and recorded a loss of $0.4 million.

Included in discontinued operations are a total of 10 and 22 income-producing properties for 2011 and 2010, respectively. Properties sold in 2011 have been reclassified to discontinued operations for current and prior year reporting periods. As a result of these sales, we recognized losses on the sale of real estate from discontinued operations of $2.9 million and $3.9 million for the three months ending September 30, 2011 and 2010, respectively.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended September 30, 2011	For the Three Months Ended September 30, 2010	For the Nine Months Ended September 30, 2011	For the Nine Months Ended September 30, 2010
	(dollars in thousands, except share and per share amounts)			
Revenues:				
Rental and other property revenues (including $17 and $450 for the three months and $50 and $1,363 for the nine months ended 2011 and 2010 respectively from affiliates and related parties)	$ 31,302	$ 28,124	$ 89,796	$ 85,441
Expenses:				
Property operating expenses (including $245 and $331 for the three months and $882 and $970 for the nine months ended 2011 and 2010 respectively from affiliates and related parties)	17,206	16,098	48,253	49,062
Depreciation and amortization	5,812	5,817	17,069	17,284
General and administrative (including $720 and $471 for the three months and $2,467 and $2,148 for the nine months ended 2011 and 2010 respectively from affiliates and related parties)	2,798	1,338	7,452	4,955
Provision on impairment of notes receivable and real estate assets	-	-	26,247	-
Advisory fee to affiliate	2,441	3,054	7,688	9,112
Total operating expenses	28,257	26,307	106,709	80,413
Operating income (loss)	3,045	1,817	(16,913)	5,028
Other income (expense):				
Interest income (including $483 and $458 for the three months and $1,534 and $1,679 for the nine months ended 2011 and 2010 respectively from affiliates and related parties)	497	669	1,627	2,360
Other income	113	640	1,878	1,554
Mortgage and loan interest (including $47 and $698 for the three months and $1,614 and $2,419 for the nine months ended 2011 and 2010 respectively from affiliates and related parties)	(12,525)	(13,267)	(39,553)	(42,307)
Loss on the sale of investments	(32)	-	(483)	-
Earnings from unconsolidated subsidiaries and investees	250	(10)	378	(122)
Total other expenses	(11,697)	(11,968)	(36,153)	(38,515)
Loss before gain on land sales, non-controlling interest, and tax	(8,652)	(10,151)	(53,066)	(33,487)
Gain (loss) on land sales	4,626	(371)	6,707	(6,005)
Loss from continuing operations before tax	(4,026)	(10,522)	(46,359)	(39,492)
Income tax benefit (expense)	(1,007)	(486)	2,683	117
Net loss from continuing operations	(5,033)	(11,008)	(43,676)	(39,375)
Discontinued operations:				
Income (loss) from discontinued operations	6	(2,504)	(7,302)	(3,950)
Gain (loss) on sale of real estate from discontinued operations	2,872	3,893	(365)	3,754
Income tax benefit (expense) from discontinued operations	1,007	486	(2,683)	(69)
Net income (loss) from discontinued operations	3,885	1,875	(10,350)	(265)
Net loss	(1,148)	(9,133)	(54,026)	(39,640)
Net loss attributable to non-controlling interest	384	178	515	18
Net loss attributable to Transcontinental Realty Investors, Inc.	(764)	(8,955)	(53,511)	(39,622)
Preferred dividend requirement	(279)	(269)	(831)	(797)
Net loss applicable to common shares	$ (1,043)	$ (9,224)	$ (54,342)	$ (40,419)
Earnings per share - basic				
Loss from continuing operations	$ (0.59)	$ (1.37)	$ (5.26)	$ (4.95)
Income (loss) from discontinued operations	0.46	0.23	(1.24)	(0.03)
Net loss applicable to common shares	$ (0.13)	$ (1.14)	$ (6.50)	$ (4.98)
Earnings per share - diluted				
Loss from continuing operations	$ (0.59)	$ (1.37)	$ (5.26)	$ (4.95)
Income (loss) from discontinued operations	0.46	0.23	(1.24)	(0.03)
Net loss applicable to common shares	$ (0.13)	$ (1.14)	$ (6.50)	$ (4.98)
Weighted average common share used in computing earnings per share	8,413,469	8,113,495	8,356,326	8,113,610
Weighted average common share used in computing diluted earnings per share	8,413,469	8,113,495	8,356,326	8,113,610
Amounts attributable to Transcontinental Realty Investors, Inc.				
Loss from continuing operations	$ (4,649)	$ (10,830)	$ (43,161)	$ (39,357)
Income (loss) from discontinued operations	3,885	1,875	(10,350)	(265)
Net loss	$ (764)	$ (8,955)	$ (53,511)	$ (39,622)

The accompanying notes are an integral part of these consolidated financial statements.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2011	December 31, 2010
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate, at cost	$ 1,038,350	$ 1,074,635
Real estate subject to sales contracts at cost, net of depreciation ($39,606 for 2011 and $58,579 for 2010)	82,546	232,495
Less accumulated depreciation	(110,034)	(94,016)
Total real estate	1,010,862	1,213,114
Notes and interest receivable		
Performing (including $58,450 in 2011 and $66,011 in 2010 from affiliates and related parties)	58,895	71,766
Non-performing	1,432	-
Less allowance for estimated losses (including $2,097 in 2011 and $3,061 in 2010 from affiliates and related parties)	(3,777)	(4,741)
Total notes and interest receivable	56,550	67,025
Cash and cash equivalents	7,741	11,259
Investments in unconsolidated subsidiaries and investees	8,015	8,146
Other assets	68,413	85,217
Total assets	$ 1,151,581	$ 1,384,761
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 797,400	$ 831,322
Notes related to subject to sales contracts	64,412	190,693
Affiliate payables	32,742	47,261
Deferred gain (from sales to related parties)	80,709	82,841
Accounts payable and other liabilities (including $1,735 in 2011 and $1,466 in 2010 from affiliates and related parties)	44,157	49,196
	1,019,420	1,201,313
Shareholders' equity:		
Preferred stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2011 and 2010 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2011 and 2010 respectively.	1	1
Common stock, $.01 par value, authorized 10,000,000 shares; issued 8,413,669 and 8,113,669 for 2011 and 2010 and outstanding 8,413,469 and 8,113,469 for 2011 and 2010 respectively.	84	81
Treasury stock at cost; 200 shares in 2011 and 2010	(2)	(2)
Paid-in capital	274,165	271,682
Retained earnings	(155,425)	(101,914)
Total Transcontinental Realty Investors, Inc. shareholders' equity	118,823	169,848
Non-controlling interest	13,338	13,600
Total equity	132,161	183,448
Total liabilities and equity	$ 1,151,581	$ 1,384,761

The accompanying notes are an integral part of these consolidated financial statements.